Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement  (Form F-3 No. 333-200659) and related Prospectus of Dynagas LNG Partners LP for the registration of common units, preferred units, subordinated units, warrants and debt secutities, and to the incorporation by reference therein of our report dated March 25, 2014, with respect to the consolidated financial statements of Dynagas LNG Partners included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission .

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

December 23, 2014
Athens, Greece